EXHIBIT 99

MEDIA INFORMATION

Merchants Group, Inc., 250 Main Street, Buffalo, New York 14202

For Immediate Release
Contact: Kenneth J. Wilson
Telephone: (716) 849-3101

** MERCHANTS GROUP REPORTS EARNINGS
FOR THE QUARTER ENDED MARCH 31, 2005**

     BUFFALO, N.Y., April 29, 2005 — MERCHANTS GROUP, INC. (AMEX-MGP) announced results for the quarter ended March 31, 2005.

     For the first quarter of 2005 the Company reported that net income increased 47% to $1,188,000 ($.56 per diluted share) compared to $811,000 ($.38 per diluted share) for the first quarter of 2004. Operating income for the same period increased 111% to $1,188,000 ($.56 per diluted share) for the first quarter of 2005, compared to $562,000 ($.26 per diluted share) for the first quarter of 2004. Improved underwriting results continue to have a significant positive impact on performance despite the planned lower revenue.

     Operating income, a non GAAP financial measure, is calculated by subtracting (or adding) net investment gains (or losses) on investment securities after taxes, from (to) net income. The Company uses operating income, among other measures, to evaluate its performance because net investment gains or losses in a given period may vary significantly based on changing circumstances, could distort the comparability of results, and are not considered a core component of insurance operations.

— MORE —

Merchants Group, Inc. through its wholly owned subsidiary, Merchants Insurance Company of New Hampshire, Inc., provides property and casualty insurance to businesses and individuals throughout the northeastern and mid-atlantic United States.

     The financial statements reflect the effects of a Services Agreement and a Reinsurance Pooling Agreement between the Company and its wholly-owned insurance subsidiary, Merchants Insurance Company of New Hampshire, Inc. (MNH), and Merchants Mutual Insurance Company (Mutual), effective January 1, 2003. Under the Services Agreement Mutual provides underwriting, administrative, claims and investment services to the Company and MNH. The Reinsurance Pooling Agreement provides for the pooling, or sharing, of insurance business traditionally written by Mutual and by MNH on or after the effective date. MNH’s share of combined Mutual and MNH premiums earned and losses and LAE for 2005 in accordance with the Reinsurance Pooling Agreement is 30%. MNH’s pooling percentage for 2004 was 35%. By reducing its pooling percentage, the Company is making capital available to invest in other opportunities in an effort to increase return on shareholders’ equity and maximize shareholder value. The Company announced on February 2, 2005 that it retained Philo Smith Capital Corporation to explore strategic alternatives for its long-term development and that initiative continues.

     This earnings release provides a comparison of combined Mutual and MNH direct premiums written for 2005 to 2004.

First Quarter Comparisons

     Revenues for the Company for the first quarter of 2005 were $14,049,000, a 16% decrease from $16,666,000 recorded in the same period in 2004. Net premiums earned decreased $2,092,000 (15%) to $11,977,000, from $14,069,000 in 2004. Net premiums earned reflect the Company’s lower share (30% for 2005 versus 35% for 2004) of pooled net premiums earned. Net investment income decreased 6% to $1,936,000 in 2005, compared to $2,054,000 in 2004, primarily due to a 7% decrease in average invested assets. There were no net realized investment gains in 2005, compared to $377,000 of gains in 2004.

     The group-wide or combined direct premiums written in accordance with the Reinsurance Pooling Agreement for the first quarter of 2005 were $45,289,000, an increase of $186,000, or less

— MORE —

than 1%, from $45,103,000 in 2004. Group-wide total direct premiums written excluding the Umbrella Program (discussed below) decreased 1% compared to the year earlier period. The Company’s pro forma share of combined direct premiums written in 2005 and 2004, in accordance with the Reinsurance Pooling Agreement, was $13,586,000 and $15,786,000, respectively. These amounts reflect the Company’s pooled share (30% for 2005 versus 35% for 2004) of combined direct premiums written in accordance with the Reinsurance Pooling Agreement. The table below shows a comparison of direct premiums written by major category in 2005 and 2004.

	Group-wide DWP			MNH Pooled Share
	Three months ended			Three months ended
	March 31,			March 31,
	2005	2004	Variance	2005	2004	Variance
Major Categories	(000’s omitted)			(000’s omitted)
				(30%)*	(35%)*
Voluntary Personal Lines	$9,211	$12,556	(27%)	$2,763	$4,395	(37%)
Voluntary Commercial Lines	30,168	26,862	12%	9,050	9,402	(4%)
Umbrella Program	5,216	4,800	9%	1,565	1,680	(7%)
Involuntary	694	885	(22%)	208	309	(33%)

Total Direct Written Premiums	$45,289	$45,103	—	$13,586	$15,786	(14%)

* Pooling percentages.

     The 27% decrease in group-wide voluntary personal lines direct premiums written primarily resulted from a 37% decrease in private passenger automobile (PPA) direct premiums written. This decrease in PPA direct premiums written is the result of the companies’ policy, implemented in 2002, not to write new policies in certain jurisdictions. In addition, the approval by the New Jersey Department of Banking and Insurance of the companies’ request to withdraw from the New Jersey PPA market was effective in June 2003 and provided for the non-renewal of New Jersey PPA policies beginning in June 2004 through May 2005.

     Group-wide voluntary commercial lines direct premiums written increased $3,306,000, or 12%, to $30,168,000 for the three months ended March 31, 2005 from $26,862,000 for the three months ended March 31, 2004. This increase in commercial lines direct premiums written was due to period-to-period increases in all major group-wide commercial lines of business. Total

— MORE —

voluntary commercial lines policies in force at March 31, 2005 increased 8% from March 31, 2004. The average premium per group-wide voluntary commercial lines policy increased 6% compared to the year earlier period.

     The monoline commercial umbrella program (the Umbrella Program) resulted in $5,216,000 in direct premiums written in the first quarter of 2005 compared to $4,800,000 in the first quarter of 2004. The Umbrella Program is marketed exclusively through one independent agent and approximately 95% of the premiums and losses related to these policies are reinsured with an “A” rated national reinsurer through a quota share reinsurance treaty.

     Net losses and loss loss adjustment expenses (LAE) decreased $2,795,000, or 28%, to $7,294,000 in 2005 from $10,089,000 in 2004. The lower losses and LAE reflect the Company’s lower share (30% in 2005 versus 35% in 2004) of pooled losses and LAE and the continuing improvement in underwriting results. The loss and LAE ratio decreased 10.8 percentage points to 60.9% in 2005 from 71.7% in 2004. The decrease in the loss and LAE ratio is due to improvement in loss experience for the 2005 accident year (losses occurring in 2005) compared to the 2004 accident year (losses occurring in 2004). The development of losses related to prior accident years had no impact on the loss and LAE ratio for either quarter.

     Total amortization of deferred policy acquisition costs and other underwriting expenses were $5,156,000 for the first quarter of 2005, a decrease of $291,000, or 5%, from $5,447,000 for the first quarter of 2004. A $544,000, or 15%, decrease in the amortization of deferred acquisition costs was partially offset by a $253,000, or 14%, increase in other underwriting expenses. Other underwriting expenses include a charge for $855,000 (7.1 percentage points of the expense ratio) of retrospective commission related to the Reinsurance Pooling Agreement. The commission is owed to Mutual based on a decrease during the first quarter of 2005 in the estimated cumulative loss and LAE ratio since the inception of the Reinsurance Pooling Agreement. The Company recorded $344,000 of retrospective commission expense in the first quarter of 2004. Even

— MORE —

excluding the impact of the retrospective commission (7.1 percentage points), the Companies expense ratio remains higher (35.9 percentage points) than industry standards. This is partially due to the Company’s plan to reduce its reliance on “traditional” property and casualty insurance business by reducing its percentage participation in the Reinsurance Pooling Agreement, which has resulted in certain fixed expenses having a greater impact on the expense ratio.

Other Information:

     Book value per common share at March 31, 2005 decreased to $33.85 from $34.04 at December 31, 2004 as a result of shareholder dividends and unrealized investment losses (due to higher prevailing interest rates) more than offsetting net income for the quarter.

     Merchants Group, Inc. through its wholly-owned subsidiary, Merchants Insurance Company of New Hampshire, Inc., offers property and casualty insurance through independent agents to preferred risk individuals and businesses in the Northeast United States. The Company is headquartered in Buffalo, New York.

*  *  *  *  *  *

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

     Certain statements made in this press release constitute forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements relating to the Company’s plans, strategies, objectives, expectations and intentions. Words such as “believes,” “forecasts,” “intends,” “possible,” “expects,” “anticipates,” “estimates,” or “plans,” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements involve certain assumptions, risks and uncertainties that include, but are not limited to, those associated with factors affecting the property-casualty insurance industry generally, including

— MORE —

price competition, the Company’s dependence on state insurance departments for approval of rate increases, size and frequency of claims, escalating damage awards, natural disasters, fluctuations in interest rates and general business conditions; the Company’s dependence on investment income; the geographic concentration of the Company’s business in the northeastern United States and in particular in New York, New Hampshire, New Jersey, Rhode Island, Pennsylvania and Massachusetts; the adequacy of the Company’s loss reserves; the Company’s dependence on the general reinsurance market; government regulation of the insurance industry; exposure to environmental claims; dependence of the Company on its relationship with Merchants Mutual Insurance Company and the other risks and uncertainties discussed or indicated in all documents filed by the Company with the Securities and Exchange Commission. The Company expressly disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

— MORE —

Merchants Group, Inc.
Consolidated Statement of Operations
(in thousands except per share amounts)

	Three months ended
	March 31,
	2005	2004	% change
	(unaudited)
Revenues:
Net premiums earned	$11,977	$14,069	(14.9)
Net investment income	1,936	2,054	(5.7)
Net realized investment gains	—	377	(100.0)
Other revenues	136	166	(18.1)

Total revenues	14,049	16,666	(15.7)

Expenses:
Net losses and loss adjustment expenses	7,294	10,089	(27.7)
Amortization of deferred policy acquisition costs	3,114	3,658	(14.9)
Other underwriting expenses	2,042	1,789	14.1

Total expenses	12,450	15,536	(19.9)

Income before income taxes	1,599	1,130	41.5
Provision for income taxes	411	319	28.8

Net income	$1,188	$811	46.5

Operating income	$1,188	$562	111.4
Net investment gains, after taxes	—	249	(100.0)

Net income	$1,188	$811	46.5

Earnings per share:
Basic:
Operating income	$.56	$.26	115.4
Net investment gains, after taxes	—	.12	(100.0)

Net income	$.56	$.38	47.4

Diluted:
Operating income	$.56	$.26	115.4
Net investment gains, after taxes	—	.12	(100.0)

Net income	$.56	$.38	47.4

Weighted average shares outstanding
Basic	2,114	2,112
Diluted	2,119	2,116
GAAP Combined Ratio	103.9	110.4
Statutory Combined Ratio	114.5	115.9

— MORE —

Merchants Group, Inc.
Consolidated Condensed Balance Sheet
(in thousands)

	March 31,	December 31,
	2005	2004
	(unaudited)
Assets
Investments	$189,167	$197,709
Premiums receivable	12,903	15,136
Deferred policy acquisition costs	6,245	7,570
Reinsurance recoverable on paid and unpaid losses	19,160	20,225
Deferred federal income tax benefit	5,665	5,028
Other assets	16,070	14,781

Total assets	$249,210	$260,449

Liabilities and Stockholders’ Equity
Liabilities:
Reserve for losses and loss adjustment expenses	$124,194	$128,415
Unearned premiums	28,195	33,685
Other liabilities	25,265	26,375

Total liabilities	177,654	188,475

Stockholders’ equity:	71,556	71,974

Total liabilities and stockholders’ equity	$249,210	$260,449